Exhibit 99.1

August 25, 2015

Surgical Care Affiliates, Inc. Announces Appointment of New Director

DEERFIELD, Illinois, August 25, 2015 – Surgical Care Affiliates, Inc. (Nasdaq:SCAI) (“SCA”) announced today that Michael A. Sachs will join its Board of Directors, effective September 1, 2015. Mr. Sachs served as Chairman and CEO of Sg2, a healthcare analytics and consulting firm which was sold to MedAssets last year. Prior to founding Sg2, Mr. Sachs served as Chairman and CEO of Sachs Group, which provided health care planning and marketing services to hospitals and health plans, and founded bSwift, an on-line benefits administration firm that was acquired by Aetna. Previously, Mr. Sachs was a consultant with Ernst & Whinney and with AT Kearney.

“I am excited to join the SCA board and to help SCA continue to grow its partnerships with health systems, health plans, and medical groups,” said Mr. Sachs. “SCA’s facilities provide an outstanding patient experience, strong clinical outcomes, and substantial savings – the ‘triple aim’ in healthcare – and I look forward to working with the board and management team.”

Andrew Hayek, President & CEO of SCA, said: “We look forward to working with Michael. He has been a thought leader in the healthcare space and has grown highly successful healthcare companies. Michael brings a great perspective on how we can continue to grow our partnerships and improve the value we create for our physicians and strategic partners.”

About Surgical Care Affiliates, Inc.

An industry leader, SCA partners with physicians, health systems and health plans to develop and implement surgery strategies across the country. As of June 30, 2015, SCA operated 193 surgical facilities, 106 of which are in affiliation with health system partnerships – including ambulatory surgery centers and surgical hospitals – in partnership with approximately 2,600 physicians. SCA’s clinical systems, service line growth strategies, benchmarking processes and efficiency programs create measurable advantage for surgical facilities – clinically, operationally and financially. For more information on SCA, visit www.scasurgery.com.

CONTACT:

Tom De Weerdt

Executive Vice President & CFO

Surgical Care Affiliates

(847) 267-3502

tom.deweerdt@scasurgery.com

Leslie Wachsman

Vice President, Finance

Surgical Care Affiliates

(847) 267-9823

leslie.wachsman@scasurgery.com

Source: Surgical Care Affiliates